UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

(614) 459-4959
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2015, the Board of Directors (the “Board”) of Cardinal Energy Group, Inc. (the “Company”) appointed Daniel West, age 30, its Vice President.

Prior to joining the Company, Mr. West served as the Executive Vice President of Wright Capital Corporation, a private investment firm engaged in the business of oil and gas financing, from 2011 to 2015. Mr. West was responsible for investor relations, business development, negotiations, and marketing, as well as oversight of day-to-day operations. Mr. West managed approximately $300 million worth of transactions year to year in the oil and gas industry. From 2009 to 2011, Mr. West was a Lead Installer for Summit Financial Solutions. Mr. West installed bank imaging software worldwide, maintained current updates to new operating systems, and handled investor relations and new business development. As Vice President of the Company, Mr. West brings extensive investment and capital raising knowledge, as well as experience with oil and gas operations and development.

The Company did not enter into an employment agreement with Mr. West.

There is no arrangement or understanding between Mr. West and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. West and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. West has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: July 24, 2015	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer